EXHIBIT 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated April 6, 2007 by and between:

COATES INTERNATIONAL, LTD.., a Delaware corporation (the “Company” or the “Employer”),

AND

GEORGE J. COATES, an individual having an address at
1811 Murray Drive
Wall Township, New Jersey 07719
“Employee”)

WHEREAS, Executive is a research scientist in the field of design and development of power units and propulsion system of all types, including combustion engines, gas turbines, steam turbines and pulse detonation rocket engines; and

WHEREAS, Executive is the inventor and designer of the Coates Spherical Rotary Valve Combustion Engine and has been awarded eighteen U.S. patents and numerous corresponding patents in various countries throughout the world; and

WHEREAS, the Company and the Employee signed on October 23, 2006 (the “Effective Date”), an employment agreement (the “Original Employment Agreement”); and

WHEREAS, the parties wish to amend and restate the terms of the Original Employment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

Upon the effectiveness of this Agreement, the Original Employment Agreement shall become null and void and of no further effect.

ARTICLE 1

EMPLOYMENT

1,.1 Employee shall continue to be employed with the Company and Employee hereby affirms and accepts such employment by Employer for the Term (as defined in Article 3 below), and further agrees that commencing on the date hereof Employee shall serve as the Chief Executive Officer and President of the Company, upon the terms and conditions set forth herein.

1.2 The Employer shall utilize its best efforts to cause its Board of Directors to appoint the Employee as a member of the Employer’s Board of Directors commencing on the date hereof throughout the Term.

ARTICLE 2

DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Board of Directors of Employer (“Board of Directors”) and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Board of Directors, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as are assigned to him from time to time by the Board of Directors.

ARTICLE 3

TERM

The term of this Agreement (the “Term”) has commenced on the Effective Date, and will continue thereafter for a term of five (5) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term is renewable upon the agreement of the parties hereto.

ARTICLE 4

GOVERNANCE AND COMPENSATION

4.1 Governance. During the term of this Agreement, Employee agrees to vote all shares of the Company’s Common Stock owned by him or as to which he had voting power to elect to the Company’s Board of Directors at least two directors who qualify as “independent directors” under the rules of the Securities Exchange Commission and NASDAQ.

4.2 Compensation.

(a) In consideration of Employee’s services to Employer, Employer shall pay to Employee an annual salary (the “Salary”) of Three Hundred Thousand Dollars ($300,000.00), payable in equal installments at the end of each regular payroll accounting period as established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer’s usual payroll procedures, but no less frequently than monthly. Notwithstanding the above, the salary shall be established at One Hundred Eighty Three Thousand Five Hundred Forty Nine Dollars ($183,549), until the point in time that Employer’s projected available working capital is sufficient to fund (x) the Company’s operations, and; (y) payment of the total amount of salary payments provided for in the Executive Employment Agreements as determined in the sole discretion of the Company’s Board of Directors (the “Full Payment Date”). For purposes of this provision, the term “Executive Employment Agreements” shall be the employment agreements in effect, as amended by and between the Employer and each of the following executives: George J. Coates and Gregory Coates.

(b) In addition to the Salary, Employer shall issue to Employee a Stock Option to purchase 1,000,000 shares of the Employer’s common stock, at an exercise price equal to Employer’s common stock fair market value as of the date of issuance, as determined by the independent members of the Board (the “Stock Option”). The Stock Option shall vest (i.e., become exercisable) in three equal installments, as follows: One third of the Stock Options shall vest on April 30, 2007 and the balance in two equal installments on October 23, 2008 and 2009. Employee must be continuously a full-time employee of the Company through the time he exercises part or all of the Stock Option, except, however, in the event this Agreement is terminated by the Employee for a Good Reason, as defined in Article 10.1 and 10.2 below, or by the Employer without Cause, in which cases the Stock Option shall immediately and fully vest upon such termination provided further that the events surrounding any such termination have not been the subject of any claim, proceeding or lawsuit by either the Employee or the Company in which further case the Stock Option shall only vest upon final adjudication, determining that such termination was a valid termination by the Employee for Good Reason or by the Employer without Cause. The Stock Option shall be deemed a non-qualified stock option (i.e., not an ISO). The Stock Option will be issued out of the Employer’s stock incentive plan, and subject to such incentive plan.

(c) Employee hereby acknowledges that the Stock Option and the shares issuable upon the exercise thereof shall be “restricted securities” as such term is defined under Rule 144, unless and until an effective registration covering these shares takes place, promulgated under the Securities Act of 1933, as amended (the “1933 Act”); that the Employee hereby represents that he shall accept such compensation and has no present intent to distribute or transfer such securities; that such securities shall bear the appropriate restrictive legend providing that they may not be transferred except pursuant to the registration requirements of the 1933 Act or pursuant to exemptions there from, and; the Employee further acknowledges that he may be required to hold such securities for an indeterminable amount of time.

(d)  Employee shall not be entitled to any other compensation from the Company unless unanimously approved by the independent directors of the Board.

4.3 Benefits

Upon the Full Payment Date, and thereafter during the Term, Employee shall be entitled to participate in all medical, dental, life insurance and other executive benefit plans, including vacation, sick leave, retirement accounts and other executive benefits provided by Employer. Such participation shall be subject to the terms of the applicable plan documents and Employer’s generally applicable policies. In addition, upon Full Payment Date, Employer shall pay the premiums for: (A) Executive’s disability insurance; and (B) life insurance in the amount of $2,000,000. The beneficiary of the life insurance policy shall be Bernadette Coates, Employee’s spouse. Employee also agrees to cooperate with the Company in obtaining for the benefit of the Company “key man” life insurance on Employee’s life in the amount of at least $2,000,000. The amount of such insurance shall be approved by the independent directors of the Board.

4.4 Expense Reimbursement

Employer shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term, including any and all travel and entertainment expenses related to the Employer’s business in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

4.5  Bonus

In addition to the compensation payable under Section 4.1, Employee shall be entitled to receive during the Term an annual bonus, the amount of which shall be determined by the unanimous vote of the independent members of the Board of Directors (“Bonus”). Each year’s Bonus shall be paid to the Employee within 110 days of the Employer’s calendar year end.

4.6 Other Compensation

Commencing upon the Full Payment Date, Employer shall provide Employee with an automobile for his exclusive use throughout the Term, including costs for gasoline, maintenance and comprehensive insurance including an “umbrella” policy.

ARTICLE 5

OTHER EMPLOYMENT

During the Term, Employee shall devote all of his business and professional time and effort attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Employer shall be entitled to all benefits, profits or other remuneration arising from or incidental to all work, services and advice performed or provided by Employee. Nothing in this Agreement shall preclude Employee from:

(a)
serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Employer, provided that Employee must obtain the prior written approval of the independent members of the Board;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of Employer), to government, industrial, and academic panels provided that only de minimis time shall be devoted thereto and Employee must obtain the prior written approval of the independent members of the Board consent of Employer and where it does not conflict with the interests of Employer, provided that such written consent shall not be unreasonably withheld, delayed or conditioned; and

(c)
managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

ARTICLE 6

CONFIDENTIAL INFORMATION/INVENTIONS

6.1 Confidential Information

Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the internal combustion engine industry (the “Engine Industry”) or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Engine Industry, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: information in the public domain other than because of a breach of this Agreement.

6.2 Documents. Employee further agrees that all documents and materials furnished to Employee by Employer and relating to Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, and all copies thereof and extracts there from, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement.

6.3 Inventions and Intellectual Property. The Company’s rights in patents, ideas, inventions, and intellectual property rights with respect to the CSRV engine only, shall be as set forth in the License Agreement executed by the parties on April 6, 2007, as such agreement may be amended (the “License Agreement”). The Company shall have no rights to any intellectual property developed by Employee that (i) do not relate to the CRSV System technology.

6.4 Disclosure. During the Term, Employee will promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, executive, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or any of their suppliers or customers.

ARTICLE 7

COVENANT NOT TO COMPETE

7.1 No Competitive Activities. Except as expressly permitted in Article 5 above, during the Term, Employee shall not engage in any activities that are competitive with the actual or prospective business of the Company, including without limitation: (a) engaging directly or indirectly in any business substantially similar to any business or activity engaged in (or proposed to be engaged in) by Employer, including and not limited to business that relates to internal combustion engines; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by Employer; (c) soliciting or taking away any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Employer and any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Employer any Confidential Information of Employer.

7.2 Results of Termination. In the event that the employment of Employee is terminated for Cause, or if Employee terminates his employment with Company without Good Reason, then the foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement, and shall extend, and shall remain enforceable against Employee, for the period of two (2) years following the date of termination of employment. In addition, during the two-year period following such termination, neither Employee nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or their affiliates, or their directors, officers or agents or Employee.

ARTICLE 8

SURVIVAL

Except as otherwise provided, Employee agrees that the provisions of Articles 6, 7, 8 and 9 shall survive expiration or earlier termination of this Agreement for any reasons whether voluntary or involuntary, with or without Cause, and shall remain in full force and effect thereafter.

ARTICLE 9

INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that if Employee breaches this Agreement than Employer shall be entitled to apply for an injunction, restraining order or such other equitable relief as a court of competent jurisdiction as limited by Section 13.3 may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. Employee shall have the right to appeal from such injunction or order and to seek reconsideration, These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10

TERMINATION

10.1 Termination by Employee. Employee shall be entitled to terminate this Agreement, for any, or no reason, upon providing a 60 days’ written notice. Employee may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Employer, provided the Good Reason has not been cured within such period of time.

10.2 Good Reason. In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i) any reduction in his then-current Salary or benefits, other than in connection a percentage pay cut that is applicable to all senior executives and which is the same percentage for all such persons or in connection with a general reduction in benefits;

(ii)	any material failure to timely grant, or timely honor, the Stock Option set forth in Article 4.2;

(iii)	failure to pay or provide required expenses;

The written notice given for Good Reason by Employee to Employer shall specify in reasonable detail the reason for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

10.3 Termination by Employer. Employer may terminate its employment of Employee under this Agreement only with Cause and only by written notice to Employee For purposes of this Agreement, the term Cause for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud, securities laws violations, embezzlement or moral turpitude; (b) the refusal by Employee to perform his material duties and obligations hereunder or to follow the proper instructions of the Board of Directors after a written warning with respect thereto; (c) Employee’s willful or intentional misconduct in the performance of his duties and obligations; (d) conduct that is known or that should have been known by Employee to be detrimental to the best interests of the Company, as determined by the independent members of the Board; (e) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the independent members of the Board.; or (f) the entry by the Securities and Exchange Commission or a self-regulatory organization of a consent decree relating to a securities law violation by Employee. The written notice given hereunder by Employer to Employee shall specify that it is with Cause shall specify in reasonable detail the cause for termination. For purposes of this Agreement, “family” shall mean “immediate family” as defined in the rules of the Securities and Exchange Commission. In the case of a termination for the causes described in (a), (d) and (e) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Employer’s notice and cure (if curable) the breach or other event giving rise to the termination.

10.4 Upon a termination of this Agreement with Good Reason by Employee, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement, as of the date of such termination and, in the case such termination takes place after the Full Payment Date, also the “Severance Payment.” The Severance Payment shall be payable in a lump sum, subject to Employer’s statutory and customary withholdings. The Severance Payment shall be paid by Employer within thirty (30) business days of the expiration of any applicable cure period. The Severance Payment shall equal the total amount of the Salary payable to Employee under Section 4.2 of this Agreement for a period of three years.

10.5 Termination Upon Death. If Employee dies during the Term, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death, as well as a payment in an amount equal to the Severance Payment,.

10.6  Termination Upon Disability. If, during the Term, Employee suffers and continues to suffer from a “Disability” (as defined below), then Employer may terminate this Agreement by delivering to Employee ten (10) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For purposes hereof, “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code. Upon any such termination for Disability, Employee shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination and, in the case such termination takes place after the Full Payment Date, also the Severance Payment.

ARTICLE 11

PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

During the Term, Employee shall be entitled to vacation during each year of the Term at the rate of four (4) weeks per year. Within 30 days after the end of each year of the Term, Employer shall elect to (a) carry over and allow Employee the right to use any accrued and unused vacation of Employee, or (ii) pay Employee for such vacation in a lump sum in accordance with its standard payroll practices.

ARTICLE 12

INDEMNIFICATION

Employer shall indemnify and defend the Executive to the fullest extent permitted by the laws of the State of Delaware and the Executive shall be entitled to the protection of any insurance policies the Employer shall maintain generally for the benefit of its directors and officers, against all losses, claims, damages, costs, charges, expenses, liabilities, judgments, or settlement amounts whatsoever incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been an officer of the Employer (“D&O Policies”). The Board of Directors of the Employer shall consult the Executive as to the terms and extent of coverage under any D&O policies in force. It is understood and agreed however, that the Employer will only indemnify the Executive for those matters that are within the scope of the Executive’s employment with the Employer and not conducted in bad faith, intentionally or with gross negligence. The Executive agrees to immediately notify the Employer, in writing, in the event he becomes aware that he (or the Employer), is a party to any action, suit or proceeding. The Executive further agrees not to enter into any settlement agreements concerning any action, suit or proceeding without the express written consent of the Employer.

ARTICLE 13

BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of the parties hereto, their respective heirs, successors and permitted assigns.

ARTICLE 14

GENERAL PROVISIONS

13.1 No Waiver. No failure by either party to declare a default based on any breach by the other party of any provisions of this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such breach, or of any future breach.

13.2 Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

13.3 Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed in all respects, by the laws of the State of New Jersey, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts in the State of New Jersey for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4 Entire Agreement. This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein and except for the License Agreement. In particular, this Agreement restates and amends the Original Employment Agreement, and the parties confirm that they have no claims or demands from each other, regarding payments or other rights or liabilities, except as set forth in this Agreement.

13.5  Severability. In the event a court of competent jurisdiction determines that a term or provision contained in this Agreement is overly broad in scope, time, geographical location or otherwise, the parties hereto authorize such Court to modify and reduce any such term or provision deemed overly broad in scope, time, geographic location or otherwise so that it complies with then applicable law.

13.6 Headings. The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

13.7 Independent Legal Advice. Employer and Employee each acknowledge that he or it has obtained legal advice concerning this Agreement.

13.8  No Assignment. No party may pledge or encumber its respective interests in this Agreement nor assign any of its rights or duties under this Agreement without the prior written consent of the other party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

COATES INTERNATIONAL, LTD.		EXECUTIVE

By:	/s/ Barry C. Kaye	/s/ George J. Coates
	Barry C. Kaye Chief Financial Officer	George J. Coates